EXHIBIT 4.1



                               OPERATING AGREEMENT

                                   dated as of

                                30. November 1999

                                      among

                           MARKER INTERNATIONAL GMBH,

                              CT SPORTS HOLDING AG

                                       and

                              MARKER INTERNATIONAL


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                                TABLE OF CONTENTS

       ................................................................Page

                                    ARTICLE I
                                   DEFINITIONS

Section 1.1   Definitions...............................................2

                                   ARTICLE II
                            RESTRICTIONS ON TRANSFERS

Section 2.1   Transfer/Encumbrance of Oldco Equity Interest.............6
Section 2.2   Transfer/Encumbrance of CT Sports Equity Interest;
              Transfer of Equity Interests in CT Sports.................6
Section 2.3   Additional Provisions Relating to Transfers...............7

                                   ARTICLE III
                        ISSUANCE OF ADDITIONAL SECURITIES

Section 3.1   Issuance of additional Securities.........................8

                                   ARTICLE IV
          ADDITIONAL RIGHTS AND OBLIGATIONS OF HOLDERS AND THE COMPANY

Section 4.1   Financial Statements......................................8
Section 4.2   Confidentiality...........................................9
Section 4.3   Obligation to Sell the Oldco Equity Interest;
                Investment Act Breach..................................10
Section 4.4   Determination of Fair Market Value of the Oldco
                Equity Interest........................................11
Section 4.5   Costs and Expenses.......................................12
Section 4.6   Income Taxes.............................................13

                                    ARTICLE V
                                   GOVERNANCE

Section 5.1   Governance...............................................13

                                   ARTICLE VI
                                   TERMINATION

Section 6.1   Termination..............................................15
Section 6.2   Termination of Other Sections............................16

                                   ARTICLE VII
                                  MISCELLANEOUS

Section 7.1   Governing Law; Arbitration...............................16
Section 7.2   Arbitration..............................................16
Section 7.3   Successors and Assigns...................................17
Section 7.4   No Waivers; Amendments...................................18
Section 7.5   Other Agreements.........................................18
Section 7.6   Notices..................................................18
Section 7.7   Inspection...............................................19
Section 7.8   Section Headings.........................................20
Section 7.9   Entire Agreement.........................................20
Section 7.10  Severability.............................................20
Section 7.11  Counterparts.............................................20

                               OPERATING AGREEMENT

          THIS OPERATING AGREEMENT is dated as of 30. November, 1999 and entered into by and among Marker International GmbH, a Swiss GmbH (the "Company" or "Marker International GmbH"), CT Sports Holding AG, a Swiss corporation ("CT Sports"), and Marker International, a Utah corporation and debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code ("Oldco"). Each of CT Sports, Oldco and any other Person who shall become a party to or agree to be bound by the terms of this Agreement after the date hereof is sometimes hereinafter referred to as a "Holder".

                              W I T N E S S E T H:

          WHEREAS, pursuant to the Plan (as defined herein), Oldco and CT
Sports desire to organize and form Marker International GmbH, a joint venture company, to carry on business activities and be located in Zug, Switzerland; and

          WHEREAS, in the manner contemplated by the Asset Purchase Agreement dated as of July 30, 1999 (as amended, supplemented or otherwise modified from time to time, the "Asset Purchase Agreement"; any capitalized term used herein without definition shall have the meaning ascribed to it in the Asset Purchase Agreement) between Oldco and the Company, the Company acquired substantially all of Oldco's assets pursuant to the Plan (as defined herein); and

          WHEREAS, consistent with the Plan and pursuant to the Asset Purchase Agreement, CT Sports made a capital contribution of cash equity to Marker International GmbH in exchange for an 85% ownership interest in Marker International GmbH, and Oldco made a capital contribution of equity consisting of substantially all of its assets and liabilities (including the capital stock of its subsidiaries), in exchange for a 15% ownership interest in Marker International GmbH; and

          WHEREAS, Marker International GmbH has filed an Entity Classification Election (Form 8832) in the United States to be treated as a partnership joint venture for U.S. tax purposes; and

          WHEREAS, Swiss commercial law permits the joint venture capital contributions of equity to Marker International GmbH by CT Sports and Oldco to be structured in the manner described in the Asset Purchase Agreement; and

          WHEREAS, the Company and the Holders have agreed that certain aspects of their relationship and the management of the Company are to be governed by the terms of this Agreement.

          NOW, THEREFORE, the parties agree that the transactions described in this Agreement and the Asset Purchase Agreement will fully achieve the intent of the parties to capitalize Marker International GmbH through equity contributions, and that the effect given to these transactions by all parties shall be solely as contributions of equity capital to Marker International GmbH in exchange solely for ownership interests in Marker International GmbH:


                                   ARTICLE I
                                   DEFINITIONS

          Section 1.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:


          "ACTION" means any action, motion, application, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity, including, without limitation, any motion, application, adversary proceeding, complaint or other proceeding filed in the Bankruptcy Court or any appeal of any order entered therein.

          "AFFILIATE" means with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person (it being understood and agreed that for purposes of this Agreement, Tecnica, Volkl and H.D. Cleven shall be deemed to be Affiliates of the Company and CT Sports). For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "AGREEMENT" means this Operating Agreement, as amended, supplemented or otherwise modified from time to time.

          "ARTICLES OF INCORPORATION" means the Articles of Incorporation of the Company, as approved by the parties hereto on or before the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with applicable Laws and the terms thereof and hereof.

          "ASSET PURCHASE AGREEMENT" shall have the meaning set forth in the recitals.

          "ASSOCIATE" of a Person means:

          (i) a corporation or organization (other than the Company or a party to this Agreement) of which such Person is an officer, partner, member or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (ii) any trust or other estate in which such Person has a 10% interest or as to which such Person serves as trustee or in a similar capacity; and

          (iii) any immediate family member or spouse of such Person.

          "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

          "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Delaware.

          "BUSINESS DAY" means each day other than Saturdays, Sundays and days when commercial banks are authorized to be closed for business in Zurich, Switzerland or New York, New York.

          "CALL OPTION" shall have the meaning set forth in Section 4.3(a).

          "CALL OPTION NOTICE" shall have the meaning set forth in Section
4.3(a).

          "COMPANY" shall have the meaning set forth in the preamble.

          "CT SPORTS" shall have the meaning set forth in the preamble.

          "CT SPORTS EQUITY INTEREST" means CT Sports' 85% ownership interest in the Company as of the date hereof, as such percentage interest may be adjusted from time to time pursuant to the terms hereof.

          "ENCUMBRANCE" means any claim, charge, easement, encumbrance, lease, covenant, security interest, hypothecation, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable domestic or foreign securities Law.

          "EQUITY INTEREST" means the Oldco Equity Interest, the CT Sports Equity Interest and each other Person's ownership interest in the Company held beneficially and of record from time to time by such Person, collectively.

          "ESCROW AGREEMENT" means that certain Escrow Agreement dated as of the date hereof by and among OldCo, the Company, CT Sports and the Bank of New York as an Escrow Agent, as such agreement may be amended, supplemented or otherwise modified from time to time.

          "FAIR MARKET VALUE" shall have the meaning set forth in Section 4.4.

          "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court (including, without limitation, the Bankruptcy Court), department, official, political subdivision, tribunal or other instrumentality of any government, whether domestic or foreign.

          "H.D. CLEVEN" means Mr. Hans Dieter Cleven, a natural person.

          "HOLDER" shall have the meaning set forth in the preamble.

          "INVESTMENT ACT" means the United States Investment Company Act of 1940, as amended, and the related regulations and published interpretations.

          "INVESTMENT ACT BREACH" means the occurrence of either of the following conditions or events:

(x)  Breach of Investment Act Covenant:

          (i) Oldco shall fail to perform or comply with any term or covenant contained in Section 7.4 of the Asset Purchase Agreement; and

          (ii) such failure to perform or comply shall adversely affect (as determined in the reasonable judgment of the Company or CT Sports) any of the Company's or CT Sports' rights under this Agreement; or

(y) Failure to Give Notice:

          (i) Oldco or any of its Affiliates shall fail to promptly deliver to the Company after receipt thereof (which in no event shall be later than three business days after receipt of any oral or written communication, as the case may be):

          (A) a copy of any and all written communications (including, without limitation, all demands, statements or notices) received from any Person, including, without limitation, any Governmental Entity, that alleges Oldco failed or is failing to comply with the Investment Act or the assumptions and intentions set forth in the No Enforcement Request (as such term is defined in the Asset Purchase Agreement); or

          (B) a written summary of any oral communication from any Person, including, without limitation, any Governmental Entity, that alleges Oldco failed or is failing to comply with the Investment Act or the assumptions and intentions set forth in the No Enforcement Request; and

          (ii) the failure to comply with either clause (A) or (B) above shall adversely affect (as determined in the reasonable judgment of the Company or CT Sports) any of the Company's or CT Sports' rights under this Agreement.

          "INVESTMENT ACT BREACH DATE" shall have the meaning set forth in
Section 4.3(b)(i).

          "INVESTMENT ACT DEMAND DATE" means any date on or after the Investment Act Breach Date on which the Company requests Oldco or the Escrow Agent to Transfer the Oldco Equity Interest to the Company and to execute and deliver all declarations, documents and instruments in order that the Transfer of the Oldco Equity Interest to the Company can be entered in the Commercial Register.

          "LAW" means any foreign or domestic constitutional provision, statute or other law (including the common law), ordinance, rule, regulation, or interpretation of any Governmental Entity and any order, judgement or decree of any arbitrator, court or agency of government.

          "NOTE" shall have the meaning set forth in Section 4.3(b)(i)(D).

          "OLDCO" shall have the meaning set forth in the preamble.

          "OLDCO EQUITY INTEREST" means Oldco's 15% ownership interest in the Company as of the date hereof, as such percentage interest may be adjusted from time to time pursuant to the terms hereof.

          "PARTNER" means any Person (including, without limitation, CT Sports and Oldco) that at any time or from time to time is the record and beneficial holder of any Equity Interest.

          "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, GmbHs, AGs, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Entities.

          "PLAN" means Oldco's joint Chapter 11 plan of reorganization approved by the Bankruptcy Court on 27. October 1999.

          "REPLACEMENT INTEREST" shall have the meaning set forth in Section 4.3(b)(i)(C).

          "SECURITY" shall mean any partnership interests, membership interests, certificates of interest or participation in any profit-sharing agreement or arrangement or any other equity interests, options or warrants issued by the Company or any other Person, and shall include, without limitation, the Equity Interest, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "SUBSIDIARY" means with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

          "TECNICA" means Tecnica S.p.A., an entity organized under the Laws of Italy.

          "THIRD PARTY" shall mean any Person other than CT Sports or an Affiliate of CT Sports or any Associate of any Affiliate of CT Sports.

          "TRANSFER" means, with respect to any Equity Interest or any other Securities, as the case may be, any direct or indirect transfer, retransfer, sale, assignment or other disposition of ownership thereof or the entering into of any swap, participation or other arrangement that transfers to another Person (including, without limitation, the retransfer of any Equity Interest to the Company) in whole or in part, any of the economic consequences of ownership of such Equity Interest or other Securities. The Company's assignment of its rights and obligations under and pursuant to the terms of Section 4.3 shall not be deemed to be a "Transfer" for purposes of this Agreement.

          "TRANSFEREE" means any transferee of any Equity Interest or other Securities in a Transfer.

          "UNAUTHORIZED TRANSFER ATTEMPT" shall have the meaning set forth in
Section 2.1.

          "UNRESTRICTED TRANSFER DATE" means the earlier of (x) the date of an Unauthorized Transfer Attempt and (y) the Investment Act Breach Date.

          "VOLKL" means Volkl International AG, an entity organized under the Laws of Germany.


                                   ARTICLE II
                            RESTRICTIONS ON TRANSFERS

          Section 2.1 TRANSFER/ENCUMBRANCE OF OLDCO EQUITY INTEREST.

          (a) Oldco shall not at any time, without the prior written approval of at least 75% of the Partners who at such time are the record and beneficial owners of at least 75% of the Equity Interest, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, create an Encumbrance on or Transfer to any Person any or all of the Oldco Equity Interest, or any right, title or interest therein, other than a Transfer pursuant to and in conformity with Section 4.3 or a Transfer to the stockholders of Oldco pursuant to the terms of the Plan. Any attempt by Oldco to create an Encumbrance on or Transfer any of the Oldco Equity Interest that is not in compliance with applicable Law, the Articles of Incorporation, this Agreement or the Plan shall be deemed an "Unauthorized Transfer Attempt". Nothing herein shall be deemed to limit or otherwise affect the ability of the stockholders of Oldco from transferring or creating an Encumbrance on their respective shares of capital stock of Oldco; provided, however, that it is understood and agreed that Oldco will not reapply for trading on NASDAQ National Markets or any exchange or otherwise promote in any manner more active trading of its securities.

          (b) Contemporaneous with the execution and delivery of this Agreement Oldco shall deliver to the Escrow Agent all declarations, documents, instruments and certificates of conveyance as may be necessary or desirable (in the opinion of counsel to the Company and CT Sports) in order to give effect to the Transfer provisions of this Agreement relating to the Oldco Equity Interest.

          (c) Without limiting the generality of this section 2.1, Oldco acknowledges and agrees that prior to the transfer of any or all of the Oldco Equity Interest (whether such proposed transfer is pursuant to the Bankruptcy Code or otherwise), Oldco shall first offer to sell the Oldco Equity Interest (in whole or in part) to CT Sports or the Company in accordance with the terms hereof (including, without limitation, Section 4.4).

          Section 2.2 TRANSFER/ENCUMBRANCE OF CT SPORTS EQUITY INTEREST; TRANSFER OF EQUITY INTERESTS IN CT SPORTS.

          (a) (i) CT Sports shall not at any time prior to the Unrestricted Transfer Date, without the prior written approval of (A) at least 75% of the Partners who at such time are the record and beneficial owners of at least 75% of the Equity Interest and (B) Oldco, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, Transfer any or all of the CT Sports Equity Interest, or any right, title or interest therein, to a Third Party provided that the prior written approval of Oldco shall not be required if CT Sports proposes to Transfer a portion of the CT Sports Equity Interest or any right, title or interest therein to a CT Sports Nominee, Tecnica, Volkl or H.D. Cleven, and provided, further, that after giving effect to any such Transfer to a CT Sports Nominee, CT Sports shall continue to be the record and beneficial owner of at least 75% of the Equity Interest.

               (ii) CT Sports may at any time after the Unrestricted Transfer Date, subject only to the prior written approval of at least 75% of the Partners who at such time are the record and beneficial owners of at least 75% of the Equity Interest, (but without the prior written approval of Oldco), directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, Transfer any or all of the CT Sports Equity Interest, or any right, title or interest therein, to a Third Party.

          (b) CT Sports shall not at any time, without the prior written approval of Oldco, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, create an Encumbrance on any or all of the CT Sports Equity Interest, or any right, title or interest therein; provided that CT Sports may, without the prior written approval of Oldco, create an Encumbrance on any or all of the CT Sports Equity Interest, or any right, title or interest therein in order to secure any indebtedness or other obligations incurred from time to time by the Company or any of its Subsidiaries or incurred by CT Sports solely for the benefit of the Company or any of its Subsidiaries, provided, further, that all of the proceeds of such indebtedness are utilized by the Company or its Subsidiaries in their businesses.

          (c) Nothing herein shall be deemed to limit or otherwise affect Tecnica's or H.D. Cleven's right to freely Transfer at any time or from time to time their respective Securities in CT Sports to any of their Affiliates or to any Third Party, provided that after giving effect to any such Transfer to a Third Party (i) the aggregate number of voting Securities owned or controlled by Tecnica and H.D. Cleven (or their Affiliates) is more than 50% of the total issued and outstanding voting Securities of CT Sports and (ii) Tecnica and H.D. Cleven (or their Affiliates) shall otherwise control the Company. Nothing herein shall be deemed to limit or otherwise affect Tecnica's or H.D. Cleven's right to freely Encumber at any time or from time to time all or a portion of their respective Securities in CT Sports.

          (d) Notwithstanding anything herein to the contrary, Oldco hereby consents to the Transfer by CT Sports of not more than (in the aggregate) 10% of the Equity Interest to certain managers; provided that no such Transfer shall dilute in any way the Oldco Equity Interest. Oldco agrees to execute and deliver such declarations, documents and instruments as may be reasonably necessary to effectuate such consent and the Transfer of such Equity Interests.

          Section 2.3 ADDITIONAL PROVISIONS RELATING TO TRANSFERS. The following provisions shall apply to and be a condition to the effectiveness of each Transfer permitted under this Article II:

          (a) No Transfer by a Holder permitted hereunder (other than a Transfer to stockholders of Oldco pursuant to the Plan or a Transfer by CT Sports to Tecnica, Volkl or H.D. Cleven) shall relieve the transferor Holder of any of its obligations or liabilities under this Agreement arising prior to or in connection with consummation of such Transfer.

          (b) In connection with each Transfer permitted hereunder (including a Transfer to the stockholders of Oldco pursuant to the Plan and a Transfer by CT Sports to Tecnica, Volkl or H.D. Cleven), the Holder making the Transfer and the Transferee (other than a Transferee who is already a Holder) shall deliver to the Company and the parties to this Agreement such other documents and instruments as such parties may reasonably request in order to effectuate such Transfer in accordance with applicable Law, the Articles of Incorporation and this Agreement. Without limiting the generality of the preceding sentence, the parties to this Agreement shall use all reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary (including, without limitation, in connection with obtaining any requisite approval) to expeditiously consummate each Transfer permitted or required under this Agreement or required under applicable Law. After giving effect to any such Transfer, the Transferee (other than a Transferee who is already a Holder) shall be deemed a "Holder" and a party hereto and shall be bound by the terms and conditions hereof.

          (c) Oldco will ensure that any Transfer of the Oldco Equity Interest to the Company, CT Sports or any other Transferee shall be free and clear of all Encumbrances.


                                  ARTICLE III
                        ISSUANCE OF ADDITIONAL SECURITIES

          Section 3.1 ISSUANCE OF ADDITIONAL SECURITIES CT Sports and the Company hereby agree that upon the issuance of any additional Securities by the Company, the Oldco Equity Interest will in no event be less than 15% (or such lower percent as may be in effect immediately prior to the date of such proposed issuance) on a fully diluted basis.

                                   ARTICLE IV
                              ADDITIONAL RIGHTS AND
                     OBLIGATIONS OF HOLDERS AND THE COMPANY

          Section 4.1 FINANCIAL STATEMENTS. (a) As soon as practicable following the end of each fiscal year of the Company but in any event within 75 days after the end of such fiscal year, the Board shall cause to be prepared and delivered to each Holder statements of income and cash flows for the Company for such fiscal year and a balance sheet of the Company as of the end of such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, and certified by independent certified public accountants of recognized international standing as to fairness of presentation, preparation in accordance with generally accepted accounting principles (IAS) and consistency.

          (b) No later than 20 days following the end of each fiscal quarter of the Company (other than the last fiscal quarter of each fiscal year), the Company shall prepare and deliver to each Holder statements of income and cash flows of the Company for such quarter and for the year to date and an unaudited balance sheet of the Company as of the end of such quarter, in each case setting forth comparative figures for the related periods in the prior fiscal year and certified by the chief financial officer of the Company as to fairness of presentation, preparation in accordance with generally accepted accounting principles (IAS) and consistency; provided that (i) the Board shall use its best efforts to cause such quarterly financial statements and related materials to be delivered within 20 days of the end of each fiscal quarter and (ii) in the event that it is not possible to deliver such financial statements and related information within the 20 day period specified in this Section 4.1(b), the Company shall deliver drafts of such financial statements and related materials (without any representation or warranty, express or implied) within such 20 day period and shall deliver the final versions thereof as promptly as possible, but in no event later than 30 days after the end of the relevant fiscal quarter.

          (c) To the extent necessary for Oldco to comply with reporting requirements under United States securities Laws, the Company shall use its best efforts to furnish to Oldco on a timely basis all the information needed for the preparation of financial statements utilizing generally accepted accounting principles in effect in the United States; the Company shall also use its best efforts to furnish to Oldco on a timely basis, such other information as may be reasonably requested by Oldco; provided that Oldco shall bear the cost and expense of preparing all such information and financial statements requested by Oldco to the extent it is not prepared by the Company in the ordinary course of the Company's business. It is understood and agreed that the Company does not have any obligation to distribute or otherwise provide any financial statements or any other information to the stockholders of Oldco or any other Person (other than Oldco).

          Section 4.2 CONFIDENTIALITY. All information received pursuant to
Section 4.1 shall be kept confidential by each Holder except for information which (i) was available to such Holder on a non-confidential basis prior to its provision to such Holder under this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure by such Holder, (iii) becomes available to such Holder on a non-confidential basis other than as a result of any transaction known by such Holder to constitute a breach of any obligation to retain such information in confidence, (iv) is required to be disclosed pursuant to the relevant securities regulation (including, without limitation, as a result of Oldco's reporting obligations under U.S. securities
Laws) or (v) such Holder is otherwise legally compelled to disclose; provided, however, that such Holder will provide the Company and the other Holder with prompt notice of such order to disclose so that the Company or the other Holder may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; provided, further, in the event that such protective order, other remedy and/or waiver is not obtained, the Holder will furnish only that portion of the information received pursuant to Section 4.1 which such Holder is advised by written opinion of such Holder's legal advisors to be legally required and such Holder will exercise such Holder's reasonable efforts to attempt to obtain reliable assurance that confidential treatment will be accorded the information so to be furnished.

          Section 4.3 OBLIGATION TO SELL THE OLDCO EQUITY INTEREST; INVESTMENT ACT BREACH.

          (a) So long as an Investment Act Breach has not occurred, upon the earlier to occur of (x) an Unauthorized Transfer Attempt and (y) the second anniversary of this Agreement, CT Sports will have the right (the "Call Option") to purchase from Oldco (and Oldco will be unconditionally obligated to sell to CT Sports) all, but not less than all, of the Oldco Equity Interest for such Equity Interest's Fair Market Value. CT Sports shall provide Oldco and the Escrow Agent with written notice (the "Call Option Notice") no less than five
(5) Business Days prior to the date on which it plans to exercise the Call Option. The Call Option Notice shall specify CT Sports' valuation of the Oldco Equity Interest and an investment bank that CT Sports proposes could determine the Fair Market Value of the Oldco Equity Interest pursuant to Section 4.4.

                    (i) Within thirty (30) days following the date of the Call Option Notice, Oldco shall deliver (to the extent it has not already done so) to the Escrow Agent such certificates, declarations, documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to CT Sports to effect the Call Option, in each case in form and substance satisfactory to CT Sports.

                    (ii) Subject to Section 4.5 and the contemporaneous Transfer of the Oldco Equity Interest to CT Sports in accordance with applicable Law, CT Sports shall within 75 days of either (i) the parties agreement on the Fair Market Value of the Oldco Equity Interest or (ii) the determination by an investment bank of the Fair Market Value of the Oldco Equity Interest pursuant to Section 4.4(b), remit to Oldco the total Fair Market Value of the Oldco Equity Interest less such amounts as may be payable by Oldco to the Company or CT Sports under the Asset Purchase Agreement or hereunder.

                    (b) (i) If at any time an Investment Act Breach occurs (the date of such occurrence being the "Investment Act Breach Date"):

                         (A) Upon demand of CT Sports, the Oldco Equity Interest shall be transferred to CT Sports and Oldco shall execute and deliver all declarations, documents and instruments which are necessary or desirable (in the opinion of counsel to CT Sports) to effectuate the Transfer of the Oldco Equity Interest to CT Sports and have it entered in the Commercial Register (to the extent such declarations, documents and instruments have not been previously delivered to the Escrow Agent). It is hereby understood and agreed that neither CT Sports nor the Company shall deliver a Breach Release Notice (as defined in the Escrow Agreement) to the Escrow Agent unless an Investment Act Breach has occurred.

                         (B) [Intentionally Omitted].

                         (C) So long as Oldco has complied with the terms of this Section 4.3(b)(i) and the Oldco Equity Interest has been transferred to CT Sports in accordance with applicable Law, after the Investment Act Demand Date, Oldco shall have a right to payment of an amount equal to the difference between (x) 15% of the Fair Market Value of the Company determined in accordance with Section 4.4 minus
          (y) such amounts as may be payable by Oldco to the Company or CT Sports under the Asset Purchase Agreement or hereunder as of the Investment Act Demand Date (the "Replacement Interest"). The Replacement Interest shall be due and payable in accordance with
          Section 4.3(b)(i)(D).

                         (D) CT Sports may, at any time within 75 days of the Investment Act Demand Date, in its sole discretion, either (1) remit to Oldco, subject to Section 4.5, the amount of the Replacement Interest or (2) evidence its obligation to pay the Replacement Interest by issuing to Oldco a promissory note (the "Note") in the aggregate principal amount equal to the value of the Replacement Interest. The Note shall bear interest at 5% per annum and the Replacement Interest evidenced thereby together with accrued interest thereon shall be payable no later than the third anniversary of the issuance of the Note; provided that CT Sports may at any time or from time to time make voluntary prepayments (without premium or penalty) on the Note and such prepayments shall be applied to principal or accrued interest as specified by CT Sports, and provided, further, that any payments made under the Note shall be subject to the set off provisions of the Asset Purchase Agreement and this Agreement.

                    (ii) Notwithstanding anything herein to the contrary, except for the rights set forth in this Section 4.3(b), all of Oldco's rights (but not its obligations) under this Agreement shall be terminated and the provisions hereof granting Oldco such rights shall be of no further force and effect, in each case, as of the Investment Act Breach Date. Notwithstanding the provisions of the preceding sentence of this clause
     (ii), in the event CT Sports exercises its rights pursuant to Section 4.3(b)(i)(A), the parties agree that (A) Oldco's rights to commence an action in arbitration pursuant to Section 7.2 and seek thereunder any and all available remedies or relief thereunder (including injunctive relief) shall be preserved and (b) the provisions of Section 5.1(e) shall continue in full force and effect as if such action by CT Sports shall not have occurred for the longer of (x) 30 days following such action and (y) the conclusion of any action in arbitration that is is initiated by Oldco prior to the expiration of such 30 day period.

                    (iii) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, Oldco's right to receive any payment (whether in cash or in kind) on account of the Oldco Equity Interest, the Replacement Interest or the Note will be subject to Section
     4.5 and will at no time rank senior to the right of CT Sports to receive payment (whether in cash or in kind) on account of the CT Sports Equity Interest and any such payments to the Holders shall be distributed pro rata.

          (c) The rights granted to and the obligations of CT Sports under this
Section 4.3 may be assigned by CT Sports to any Person (other than the Company) at any time in CT Sports' sole discretion so long as CT Sports unconditionally and irrevocably guarantees the performance of such obligations and any required payments by such assignee.

          Section 4.4 DETERMINATION OF FAIR MARKET VALUE OF THE OLDCO EQUITY INTEREST.

          (a) For purposes hereof, the "FAIR MARKET VALUE" with respect to the Oldco Equity Interest at any date of determination shall mean the fair market value of such Equity Interest as determined by an agreement of the parties. The Fair Market Value shall be calculated using the DISCOUNTED CASH FLOW METHOD provided that the parties are in agreement on (i) the interest rate to be utilized (ii) financial projections and (iii) other essential elements necessary to the utilization of such methodology. If the parties can not reach such an agreement the Fair Market Value shall be determined by (A) an investment bank selected by the party exercising the Call Option and specified in the Call Option Notice; (B) if Oldco objects to such investment bank by an investment bank selected by Oldco by written notice within five (5) Business Days of the issuance of the Call Option Notice; or (C) if the party exercising the Call Option Notice objects to the use of such alternative investment bank, then by an investment bank chosen by the two investment banks suggested by each party.

          (b) The parties shall instruct any investment bank determining the Fair Market Value of the Oldco Equity Interest to conclude such determination within (30) days after the date in which the selected investment bank has been in-charged of the determination. Such determination shall be based on short term and long term considerations that are customary in such valuations, including, but not limited to, the most recent financial statements of the Company, with consideration for any non-recurring events that would not normally affect the value of the Company, public market values (or known recent private transaction valuations) of comparable companies and/or companies in similar industries, and structural and/or strategic changes to the Company and any other factors (including the continuance of the distribution arrangements in accordance with the terms thereof and the strategic and structural relationship among the Company, Tecnica and Volkl) considered relevant by the investment bank conducting the appraisal. The investment bank shall not take into account any minority discount with respect to the Oldco Equity Interest. The determination of the Fair Market Value pursuant to this Section 4.4 shall be final and conclusive on the Company, Oldco and CT Sports.

          (c) In determining the fair market value of the Oldco Equity interest, the investment bank shall treat any loans and/or advances made by CT Sports (or any of their Affiliates) to the Company in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement as equity of the Company and any payments (or deemed payments) of interest or principal under such loans and/or advances shall, for the purposes of such calculations only, be reversed and deemed not to have been made.

          Section 4.5 COSTS AND EXPENSES.

          (a) So long as an Investment Act Breach has not occurred, each party shall (subject to the terms of the Asset Purchase Agreement) pay its own expenses incident to any Transfer of its Equity Interest, including but not limited to the fees, expenses and disbursements of such party's accountants, counsel and other representatives. Notwithstanding whether an Investment Act Breach has occurred, the Company shall pay 85% of the aggregate fees, costs and expenses of the investment bank selected pursuant to Section 4.4 and Oldco shall pay the remaining 15%. Except as set forth in the preceding sentence and without in any way limiting any of the Company's or CT Sports' rights hereunder, or under the Asset Purchase Agreement or under applicable Law, from and after the Investment Act Breach Date, Oldco shall pay all of the costs, fees, expenses and disbursements (including, without limitation, the fees and expenses of counsel and other professionals) incurred by the Company or CT Sports in connection with or otherwise relating to the Investment Act Breach.

          (b) Notwithstanding anything herein to the contrary, the Company's and CT Sports' obligation to make any payment to Oldco pursuant to the terms hereof
(i) is subject to the set off rights of the Company and CT Sports under Section
10.3 and Section 10.4 of the Asset Purchase Agreement (including, without limitation, the right to deliver any amounts due to Oldco pursuant to the terms hereof to an escrow agent pending the settlement of any dispute under the Asset Purchase Agreement) and (ii) shall be net of any amounts payable by Oldco to the Company or CT Sports under the terms hereof (including, without limitation, Section 4.6) and under the Asset Purchase Agreement and under the Escrow Agreement.

          Section 4.6 INCOME TAXES.

          (a) So long as Oldco is not in default of any of its obligations under the Asset Purchase Agreement or hereunder, upon written notice from Oldco received by the Company at least 30 days prior to the due date for Oldco's payment of its income tax liability for any taxable year or portion thereof following the Closing, the Company shall advance to Oldco, in the form of a loan, an amount equal to Oldco's income tax liability for such taxable year that is attributable to allocations of the Company's income to Oldco; provided, however, (a) the aggregate of such amounts loaned hereunder shall not exceed the amounts then reasonably expected by the Company to become due to Oldco hereunder and be available for offset in accordance with the terms of the Asset Purchase Agreement, (b) such amounts shall be advanced by the Company only to the extent permitted under the terms of its credit facilities and (c) the Company shall have received with such notice proof satisfactory to the Company, in the Company's reasonable discretion, of (i) the due date for Oldco's payment of its income tax liability for the taxable year, and (ii) the amount of Oldco's income tax liability for the taxable year that is attributable to allocations of Company income.

          (b) Any loans made pursuant to Section 4.6(a) shall bear interest at 5% per annum from the date of funding of such loan and the principal amount of such loans together with accrued interest thereon shall be withheld and set off (without notice of any kind to Oldco, such notice being expressly waived hereby) from any amounts due to Oldco pursuant to the terms hereof. The Company's right to withhold and set off such amounts are in addition to any rights now or hereafter granted to the Company hereunder, under the Asset Purchase Agreement and applicable law and the reimbursement of such amounts pursuant to the terms hereof shall not be subject to the minimum liability floor or the Maximum Liability cap set forth in Section 10.3(i) and (ii), respectively, of the Asset Purchase Agreement.

          (c) It is hereby understood and agreed that neither the Company nor CT Sports shall have any obligation to make any loan or advance to Oldco under this Agreement, the Asset Purchase Agreement or otherwise (i) on or after the date of termination of this Agreement pursuant to Section 6.1 and (ii) for any of Oldco's taxes arising from or relating to the Transfer of the Oldco Equity Interest to CT Sports pursuant to the terms hereof.

                                   ARTICLE V
                                   GOVERNANCE

          Section 5.1 GOVERNANCE (a) Since Marker International GmbH is organized in the form of a Swiss GmbH there exists no Board of Directors like in a corporation [Aktiengesellschaft]. According to Swiss Law all original Partners of a GmbH are entitled and obligated to collectively manage and represent the GmbH (Art. 811 Swiss Code of Obligations).

          (b) The management and the representation of the Company may also be transferred by the Articles of Incorporation or by company resolution to persons who are not partners. The power and the responsibility of such persons shall be subject to the provisions on managing partners (Art. 812 Swiss Code of Obligations).

          (c) In the Articles of Incorporation Marker International GmbH empowers the managing officers to manage and represent the Company. The duties, functions and obligations of the managing officers are described in the organisation regulation [Organisationsreglement] of Marker International GmbH and her bodies.

          (d) Although the management and the representation of the Company has been transferred to the managing officers, the Partner's Meeting stays the supreme body of the Company. It has the following non assignable powers:

     1.   to adopt and amend the Articles of Incorporation;

     2.   to appoint and remove Managing Officers;

     3.   to appoint the Auditors;

     4. to approve the profit and loss statement and the balance sheet and, if any, the consolidated financial statements;

     5.   to take resolutions concerning the allocation of profits;

     6.   to grant discharge to Managing Officers;

     7. to pass resolutions concerning all matters which are reserved to the authority of the Meeting of Partners by law or by the Articles of Incorporation, or which are submitted for resolution to the Meeting of Partners by the Managing Officers.

          (e) Notwithstanding the foregoing, unless an Unauthorized Transfer Attempt or Investment Act Breach has occurred, Managing Officers shall not take any of the following actions without the unanimous consent of the partners:

               (i) enter into any transaction with CT Sports or any Affiliate of CT Sports or any Associate of any Affiliate of CT Sports other than transactions or agreements that are not less favorable to the Company as would have been obtained on an arm's-length basis with a Third Party, as determined by the good faith judgment of the Partners of the Company; provided, however, that prior to any such determination, the Company shall provide the Oldco Partner with all documentation and information as is reasonably requested by the Oldco Partner in order to permit the Oldco Partner to review the determination to be made by the Partners of the Company and the Partners of the Company shall provide the Oldco Partner with prompt notice of any such determination;

               (ii) pay any management or service fees to CT Sports or any of its Affiliates or any Associate of any Affiliate of CT Sports other than fees for services actually rendered as determined in accordance with the standard set forth in subsection (i) of this Section 5.1(e);

               (iii) declare any distributions that are limited to the Holder of the CT Sports Equity Interest;

               (iv) amend any provision of the Company's Articles of Incorporation that would circumvent any provision of this Agreement;

               (v) consolidate or be a party to a merger with any Person (except if the Company is the surviving entity after giving effect to such consolidation or merger);

               (vi) convey, transfer or sell all or substantially all of its assets (other than to a wholly owned Subsidiary of the Company);

               (vii) after a conveyance, transfer or sale of all or substantially all of its assets to a wholly-owned Subsidiary, (x) the sale or transfer of all or a portion of the Company's ownership interest in such Subsidiary, (y) the issuance of any warrants, options or other rights to acquire an ownership interest in such Subsidiary to any Person other than the Company or
(z) the conveyance, transfer or sale of all or substantially all of such Subsidiary's assets; and

               (viii) dissolve, liquidate or wind up

          In case of any violation of the provisions of Section 5(e)(iii) through (viii) of this Agreement by the Managing Officers of the Company, Oldco shall be entitled to liquidated damages amounting to USD 10,000,000, with the exclusion of any further claims for damages. The liquidated damages shall be payable upon first demand of Oldco without proof of any damages for Oldco. CT Sports and the Company shall be jointly and severally liable for such payment. All rights of CT Sports and the Company under this Agreement shall be preserved.

          (f) According to Articles of Incorporation Partner's Meetings shall be held at least once a year within six months after the close of the fiscal year.

                                   ARTICLE VI
                                   TERMINATION

          Section 6.1 TERMINATION. (a) Except as provided in Section 6.1(b), this Agreement shall terminate on the fifth anniversary of the date hereof; provided that this Agreement shall automatically continue for three additional years after the fifth anniversary of the date hereof unless either CT Sports or Oldco gives six months prior written notice to the other party to terminate this Agreement.

          (b) This Agreement shall terminate upon the occurrence of any of the following:

               (i) the written agreement of each Holder;

               (ii) the date of the consummation of any Transfer of all of the Oldco Equity Interest pursuant to the Call Option in accordance with
     Section 4.3(a) or the transfer by Oldco of all of the Oldco Equity Interest to its stockholders pursuant to the Plan); or

               (iii) the dissolution, liquidation or winding up of the Company.

          Section 6.2 TERMINATION OF OTHER SECTIONS. Sections 3.2, 4.3(b) and 5.1(d) contain provisions with respect to termination of the relevant rights and obligations set forth in such sections.


                                  ARTICLE VII
                                  MISCELLANEOUS

          Section 7.1 GOVERNING LAW

          This Agreement is governed by and construed in accordance with the laws of Switzerland. Should any provision of this Agreement be void or unenforceable, such clause shall be deemed to be replaced by another clause the substance whereof shall be as close as possible to the original intent of the parties. The validity of the other clauses of this Agreement shall not be affected thereby.

          Section 7.2 ARBITRATION In the event of a dispute between the parties to this Agreement, the following shall apply:

          (a) The party complaining (the "Initiator") shall immediately notify the other (the "Respondent"), as the case may be, in writing, of the dispute or breach (a "Dispute Notice");

          (b) If the parties cannot informally resolve the dispute within ten
(10) Business Days following the receipt by a party of the Dispute Notice, then the dispute shall be submitted to arbitration upon notice in writing by either the Initiator or the Respondent (the "Arbitration Notice");

          (c) Promptly following the giving of any Arbitration Notice hereunder, the Initiator and the Respondent shall promptly meet and attempt in good faith to select a single arbitrator acceptable to them;

          (d) If a single arbitrator is not selected by mutual consent within ten (10) Business Days after the giving of the Arbitration Notice, then either party may apply to the President of the Zurich Chamber of Commerce for the appointment of an arbitrator;

          (e) The parties agree to instruct the arbitrator so selected, to render a determination within fifteen (15) Business Days of the conclusion of the arbitration hearing;

          (f) Subject to the provisions hereof, the arbitration shall be conducted in accordance with the arbitration provisions of the International Arbitration Rules of Zurich Chamber of Commerce which presently exist or as same may be amended from time to time;

          (g) The parties will use their reasonable best efforts to ensure that the arbitration commences at a location in Zurich, Switzerland to be chosen by the arbitrator no later than fifteen (15) Business Days after the arbitrator has been selected as aforesaid, and that such arbitration continues on each consecutive Business Day therefrom until fully concluded, unless continued by the arbitrator for good cause shown; provided, however, that the parties will use their reasonable best efforts to ensure that such arbitration does not continue for more than ten (10) Business Days from the commencement thereof;

          (h) No examination for discovery (e.g. depositions, interrogatories, request for admission) shall be permitted by either party in connection with such arbitration. There shall be made available to the arbitrator all relevant documents and the materials in connection with the dispute. The parties nonetheless agree that they shall participate in an exchange of information between them prior to the arbitration hearing in order to prepare for same;

          (i) Each of the parties shall bear their respective expenses incurred in connection with any arbitration but any expenses related to the compensation and/or costs of the arbitrator shall be paid by the losing party in such arbitration;

          (j) Each of the parties agree that an arbitrator may compel specific performance of this Agreement and/or injunctive relief (without requiring a party to post a bond or other security) to enforce or prevent any violation of the provisions of this Agreement;

          (k) The arbitrator may not limit, expand or otherwise modify the terms of this Agreement;

          (l) The parties agree that the results, determinations, findings, judgements and/or awards rendered through any such arbitration (i) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (ii) may not include special or consequential or punitive damages; and (iii) shall be final, binding and not subject to appeal of any kind;

          (m) The parties, their representatives, other participants and the arbitrator shall hold the existence, context and result of arbitration in confidence;

          (n) The parties agree that arbitration as set forth above shall be the sole means of resolving any disputes, claims and controversies between them arising out of this Agreement;

          (o) The language of the arbitration proceedings shall be in English and this Agreement shall be interpreted in and according to the laws of Switzerland, without regard to conflicts of law doctrines, except to the extent that certain matters are governed as a matter of controlling law by the law of the jurisdiction of organization of the respective parties;

          (p) Notwithstanding anything herein to the contrary, each party hereto acknowledges and agrees that pending final resolution of any dispute arising out of relating to this Agreement (i) such party shall continue to perform its obligations hereunder and (ii) nothing herein is intended to limit such party's rights under this Agreement; and

          Section 7.3 SUCCESSORS AND ASSIGNS. This Agreement, and all obligations and rights hereunder, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as specifically provided in this Agreement, no rights or obligations of Oldco or CT Sports under this Agreement may be assigned.

          Section 7.4 NO WAIVERS; AMENDMENTS. (a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

          (b) This Agreement may not be amended, modified or supplemented, and no waivers of or consents to departures from the provisions hereof, may be given unless consented to in writing by the parties hereto.

          Section 7.5 OTHER AGREEMENTS. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of the Equity Interests of the Company imposed by, any other agreement.

          Section 7.6 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given,



if to the Company:

                  Marker International GmbH
                  Ruessenstrasse 6
                  6340 Baar
                  Zug
                  Switzerland
                  Tel: 41-41-769-7200
                  Fax: 41-41-769-7380

if to CT Sports:

                  CT Sports Holding AG
                  Ruessenstrasse 6
                  6340 Baar
                  Zug
                  Switzerland
                  Tel: 41-41-769-7200
                  Fax: 41-41-769-7380

In each case, with a copy to:

                  Treuhand & Revisions AG
                  Albert Bass
                  Bahnhofstrasse 8
                  CH-3904 Naters
                  Tel: 41-27-922-4030
                  Fax: 41-27-922-4035

if to Oldco:

                  MKR Holdings
                  [**1070 W. 2300 South
                  Salt Lake City, Utah 84119**]
                  Tel: 01-801-972-2100
                  Fax: 01-801-972-1011

with a copy to:

                  Nico Burki
                  Burki Rechtsanwalte
                  Rotfluhstrasse 85
                  CH-8702 Zurich Zollikon
                  Tel: 41-1-396-1333
                  Fax: 41-1-396-1334

and:

                  Stroock & Stroock & Lavan LLP
                  Mark A. Rosenbaum
                  180 Maiden Lane
                  New York, NY 10038-4982
                  Tel: 01-212-806-5400
                  Fax: 01-212-806-6006

or to such other address or telecopy number and with such other copies, as such party may hereafter specify by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section
7.6 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 7.6.

          Section 7.7 INSPECTION. So long as this Agreement shall be in effect, this Agreement and any amendments hereto shall be made available for inspection by any Holder at the principal offices of the Company.

          Section 7.8 SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          Section 7.9 ENTIRE AGREEMENT. This Agreement and the Asset Purchase Agreement constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

          Section 7.10 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by Law.

          Section 7.11 COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

                             MARKER INTERNATIONAL GMBH


                             By:/s/ GIANCARLO ZANATTA
                                ------------------------
                                Name:  Giancarlo Zanatta
                                Title: President

                             MARKER INTERNATIONAL


                             By: /s/ KEVIN HARDY
                                 -----------------------
                                 Name:  Kevin Hardy
                                 Title: Chief Financial Officer

                             CT SPORTS HOLDING AG


                             By: /s/ CHRISTOPH BRONDER
                                 ------------------------
                                 Name:  Christoph Bronder
                                 Title: President

Except as otherwise provided for in this Agreement, the undersigned Affiliates of CT Sports agree for the benefit of Oldco that they will not (and in the case of Volkl Sports Holding AG ensure that its Affiliate which is a shareholder of CT Sports will not), directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, Transfer any Securities in CT Sports owned by it, or any right, title or interest therein, at any time prior to the termination of this Agreement.

TECNICA SpA                          VOLKL SPORTS HOLDING AG

By:/s/ GIANCARLO ZANATTA             By: /s/ CHRISTOPH BRONDER
   -----------------------              ------------------------
   Name:  GIANCARLO ZANATTA             Name:  Christoph Bronder
   Title: President                     Title: CEO